Calculation of Filing Fee Tables
S-8
Orla Mining Ltd.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares (no par value)	Other	1,080,517	$ 10.93	$ 11,810,050.81	0.0001531	$ 1,808.12
Total Offering Amounts:						$ 11,810,050.81		$ 1,808.12
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,808.12
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also be deemed to cover such indeterminate number of additional common shares, no par value ("Common Shares"), of Orla Mining Ltd., which may be offered and issued to prevent dilution resulting from adjustments as a result of share dividends, share splits, reverse share splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments. Represents 1,080,517 Common Shares for issuance under the Registrant's Stock Option Plan Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per unit is calculated based upon the average of the high and low prices of the Common Shares as reported by the NYSE American on September 9, 2025

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A